AmBase Corporation
NEWS RELEASE

FOR RELEASE:  Immediately                                                                                                  CONTACT:  Shareholder Services
(203) 532-2048

AMBASE CORPORATION – ANNOUNCES EXECUTION OF
JOINT VENTURE AGREEMENT FOR REAL ESTATE DEVELOPMENT PROJECT
Greenwich, CT – June 21, 2013 – On June 17, 2013, 111 West 57th Investment LLC ("Investment LLC"), a newly formed wholly owned subsidiary of AmBase Corporation (the "Company") entered into an Escrow Procedure Letter Agreement (the "Escrow Agreement") with 111 West 57th Sponsor LLC (the "Sponsor"), an entity affiliated with Michael Stern of JDS Development Group and Kevin Maloney of Property Markets Group, Inc., whereby Investment LLC deposited $56,000,000 (the "Investment") into escrow, representing an initial investment in a joint venture pursuant to which Investment LLC will participate in a real estate development project to purchase, develop, and operate the real property located at 105 through 111 West 57th Street in  New York, New York (the "Property"). The interest of Investment LLC in the Property in consideration for such investment shall be governed by that certain Amended and Restated Limited Liability Company Agreement (the "JV Agreement") of 111 West 57th JV LLC (the "Joint Venture").  Pursuant to the JV Agreement, Investment LLC will have no obligation to fund more than the Investment, however failure to fund will give rise to remedies available to Sponsor including the right to make a member loan at 20% interest and the right to dilute the capital account of Investment LLC based on the failed capital contribution at a multiple of 1.5.  Investment LLC will have rights over certain major decisions with respect to the Property.
The executed JV Agreement was deposited into escrow with the Investment.  The release of the escrow is conditioned upon several matters, including, without limitation, the closing of the purchase agreements for the acquisition of the Property, the closing of an acquisition loan, formation of the Property into a single zoning lot and other zoning related matters, delivery of an executed term sheet with respect to the acquisition of certain inclusionary air rights, and admittance of an affiliate of the Company into the ownership structure of the Sponsor in consideration for an additional investment of at least $1,000,000 (collectively, the "Conditions").   Upon the satisfaction of the Conditions, the JV Agreement shall become effective and the Investment will be released from escrow.   Due to conditions precedent to closing in the Escrow Agreement, and the risk that these conditions precedent will not be satisfied, there is no assurance that we will be able to close the JV Agreement and acquire an interest in the Property.
 The foregoing description of JV Agreement and Escrow Agreement are qualified in their entirety by the contents of the respective agreements.
The Company also announced that effective June 17, 2013, the Company agreed to extend the expiration date of Mr. Bianco's (the Company's Chairman, President and Chief Executive Officer) Employment Agreement, as amended to an expiration date of May 31, 2018, from the current expiration date of May 31, 2015, (the "Employment Agreement"). The other provisions of the Employment Agreement remained unchanged.